Exhibit 99.1

Chris Katje:

Tomorrow we have OPES voting on their merger with BurgerFi. Tomorrow we also have a presentation from Tattooed Chef, a former SPAC. And on 12/16, we have the vote on the merger with Skills for FEAC. On the 17th, we have IPOB voting on their merger with Open Door. We also have say SAMA, S-A-M-A, voting on their merger with Clever Leaves. That's the cannabis play that we talked about on Friday. And then on 12/18, we have LCA voting on their merger with Golden Nugget Online. So again, Mitch had that great highlight of the calendar. So if you didn't get a chance to catch all those tickers, go back and re-watch this. You can save that picture and kind of know those dates. And then it also showed some dates for next week and the week after. So if you want to save those as well, but we will be talking about those in the coming days as we kind of look for the major events. But I do want to get to our interview today. So that's it on the calendar, Mitch.

Mitch Hoch:

All right. Got to add myself here. All right. So one of the things is, like always guys, we try to bring you guys the experts and the CEOs in the industry, and I'm really excited to go ahead and bring on our next guest. I'm going to let Chris introduce, because he's been doing really hard and working to get all these CEOs on. So Chris, go ahead and let's bring on our guests here.

Chris Katje:

Awesome. Yeah, I am excited to bring you guys another exclusive CEO interview here on SPACs Attack. So our guest today is Lionel Selwood. He is the CEO of Romeo Power, set to merge with RMG Acquisition. Lionel is an accomplished product management leader with expertise in operations management, financial management, supplier development, strategic sourcing, and product quality management. Lionel previously worked at General Electric, SpaceX and Faraday Future. Lionel, thanks for joining us today and welcome to the show.

Lionel Selwood, Jr.:

Thank you so much, Mitch and Chris. Good morning to you. Good morning to our viewers. And look, I have to say congratulations to everything that you two and your team have been doing. From an education retailer standpoint, you're doing awesome. So please keep it up.

Chris Katje:

Thank you so much for that.

Mitch Hoch:

Thank you. We appreciate that.

Mitch Hoch:

Yeah, really. That's what Chris and I really started this show was, that we realized that there's not enough coverage on these SPACs and that we what we really want to do is just bring the information out there so that people can be informed and start learning really about this asset class and how they can really become investors in here.

Lionel Selwood, Jr.:

There you go. Great job. Phenomenal.

Chris Katje:

And part of that research is bringing these CEO interviews on the show. So we've been fortunate enough to have a couple of CEOs join us on the show. And what better research and due diligence for viewers than to get commentary from the CEOs of the companies themselves?

Mitch Hoch:

All right. So like always, we're going to go ahead and let's get right into the questions. I'm going to let Chris go ahead and knock them out. And like always guys, hit the Like, hit Subscribe below so that you guys can be notified when these videos go live.

Lionel Selwood, Jr.:

That's right.

Chris Katje:

All right, Lionel. So we're going to dive into questions here. So the first question that we usually ask is the cliche one of, why SPAC and then how close was Romeo Power to going public via a traditional IPO?

Lionel Selwood, Jr.:

Sure. So good morning again, Chris. Look, glad to be here. Why a SPAC? I'll give you a couple of reasons. First and foremost, Chris, the ability to talk about your future and you utilize projections in terms of your negotiation. The second would be of course, speed to market, Chris. As you know, IPO's anywhere from 12 to 18 months whereas SPAC, you can go four to five months and you're out the door. And then the third one is just being able to understand a preset value of what we're going out to the door with between the sponsor and ourselves. And then the fourth one, Chris, I'll tell you straight up, look, all SPACs are not created equal. I would implore anyone that's going through this process to look at your team. So the RMG team brought phenomenal strategic leadership, energy connections that we'll utilize in our growth, and just overall improve governance of our company. So that's why we went SPAC.

Lionel Selwood, Jr.:

And the last, the second part of your question, almost two and a half years to the day, Chris, I looked at my note book. We said that we were going to go IPO. So this road just happened to present itself at the top end of 2020 and we love all the tangibles that we spoke about. So we choose this route.

Chris Katje:

Awesome. So I want to get into one of your partners. So BorgWarner, a leading tier one supplier, is a partner with Romeo through a joint venture and also an investor in the company. So can you talk about the positives of this relationship with BorgWarner?

Lionel Selwood, Jr.:

Sure. So Chris, first of all, look, at Romeo we have an industry agnostic portfolio. And we're not only working in the commercial vehicle space, but we're also winning in agriculture, mining, aviation, as well as some other adjacent fields. So what I want to be clear with you about is, look, what we do is we take cutting edge cells, such as the ones from let's say a Panasonic, an LG, a Samsung, or even a QuantumScape, and we use our proprietary design language from a module battery pack and battery management systems software suite and really allow those cells to shine. And that leads to market leading energy density, which is longest range, fast charging, configurability, safety, and reliability. So first and foremost, want to let you know what we do at Romeo. And that's how we've been able to secure $544 million in contracted revenue and have another $2.2 billion on that vast negotiation.

Lionel Selwood, Jr.:

But to your primary question, BorgWarner made a strategic investment in us in 2019. And Chris, three things really, really, and truly. So first and foremost, they helped with optimizing our manufacturing system. At Romeo, we knew that manufacturing had to been a key critical pillar and competency of ours to avoid production hell. So one of the things that we've been partnered with BorgWarner on is designing our next generation line, which is going to be more capacity in a smaller space and higher equipment efficiency. So that's the first and foremost.

Lionel Selwood, Jr.:

Our second is cost out of the supply base. Quite frankly, Chris and viewers, BorgWarner's the largest procurer of certain materials that we use in our products globally. So we're already seeing costs that's coming out of our billing materials that's leading to more competitive total cost for our end customers. And then last but not least, really quality revenue. Okay? So all of the numbers that you see guiding that you and your team actually going over do not include the opportunities throughout Europe and Asia. So what we're doing is leveraging our partnership with BorgWarner to really accelerate entry into the European and Asian markets, while myself and my leadership team are busy grabbing share in North America.

Chris Katje:

Okay. So I heard you touch a little bit on revenue figures there. So, that was my next question. I saw in the presentation, contracted revenue of 300 million and

2.4 billion in uncommitted revenue. Is that still the figures here? Or do we have an update on those amounts?

Lionel Selwood, Jr.:

No, so that was a great question, Chris. There was actually an update on that amount a couple of weeks ago. We actually announced our partnership with Lion Electric. So we announced a 234 million production deal with Lion Electric, which we're extremely excited about. So that brought the backlog up from the 310 million from announcement to 544 million the way it currently stands now. But now we're at 544 million in committed revenue, with another 2.2 billion on the advanced negotiation.

Chris Katje:

Awesome. And then I want to talk about another partner of yours, Republic Services, one of the largest trash companies in the US. So they are also an investor in Romeo Power. So how is that relationship progressing as the company pushes to get some electric trash vehicles to market?

Lionel Selwood, Jr.:

I know, that's amazing. So we're very excited about Republic Services and our partnerships with Heritage Environmental. But Chris, allow me just a few seconds. Just if you zoom out a little bit, this is monumental because these partnerships with our fleet managers is really game-changer. For example, with Heritage Environmental, where electrifying a minimum of 500 vehicles with Romeo Power technology inside, no matter the OEM. I'll say that again. 500 vehicles, no matter the OEM. So here we are as Romeo Power in the driver's seat. We have fleet managers that's really mandating that our technology be inside because they know that's how they're going to satisfy the uptime, ROI and profit per mile metrics as they switch from ICE to BEV. And by the way, Heritage, there's 2000 trucks that need to be electrified. So we have 500 that we're going to do, and there's potential for up to 2000. Only a small subset of that opportunity is within the numbers that you see.

Lionel Selwood, Jr.:

And then let's flip back to Republic Services, right? Their COO Tim Stewart is joining our board upon close, extremely excited about that. They actually increased their investment as part of that announcement as well. But if you look at that landscape, Chris, they have 16,000 trucks. I repeat, 16,000 trucks that need to be electrified, but the long term intent is for us to be inside either a portion of all 16,000 of those trucks. So the partnership is progressing well, as we send in an announcement, we're working on an alliance partnership and that's been going great as well. So these two fleet management partnerships are paying true dividends. We're like the [inaudible 00:20:32] of arm holding inside. We're literally the nucleus of electrification.

Chris Katje:

Awesome. What a great analogy there from you. So I want to get back, in the intro I talked about you working with General Electric and SpaceX. So one of the key things in the presentation was the company's battery team having technical expertise working with companies like Tesla, Apple, Amazon, Samsung, and SpaceX. So I know you worked at SpaceX and some of the team with your company was responsible for the Tesla Model S, Tesla Model X, SpaceX Dragon rocket, and the Apache helicopter. So what can you tell us about this great battery team and the past experience with some of those large names?

Lionel Selwood, Jr.:

Sure. And a lot that you always do your research, Chris. So look what we're saying there is, look, we have been able to put in a great culture of innovation at Romeo. So like Chris said, we have experts that have been led or been involved in the launching of certain vehicles, such as the Tesla Model S, Fiat 500E, Apache helicopter, and with the Falcon rocket with myself personally working at SpaceX. But what we did is we brought all of the great pillars of the most innovative companies in the world, and brought together a world-class team and put together the most innovative battery technology company in the world. And what it does, Chris, is we're not some tier two, tier three, tier four battery player. That's not who we are. Again, we're the nucleus of electrification. We're the.

PART 2 OF 4 ENDS [00:22:04]

Lionel Selwood, Jr.:

That's not who we are. Again, we're the nucleus of electrification. We're the foundational technology that will enable all of these EV players that are either in the commercial vehicle space or the agriculture space, the mining space, to really take off and revolutionize the industry.

Lionel Selwood, Jr.:

What that has done, bringing all these competencies in house, is enable us to go beyond the battery pack. Not only do we deliver the most cutting edge battery pack technology in the market, but we help our customers size their systems, talk about vehicle efficiency, talk about the right selection of the inverters, motors, gearbox, et cetera, just to ensure that we're thinking about the fleet managers.

Lionel Selwood, Jr.:

We don't just deliver your value pack, and that's it. We really take that active lead, and make sure as you change from ICE to BEV, you have vehicles, or aircraft, or electric power boats that kick butt.

Chris Katje:

Awesome. Then my next question for you, you touched on the Lion Electric partnership. I have in my notes here... Lightning eMotors and Lion Electric, both companies going public via SPAC. They both highlighted you as a partner. I saw Lightning eMotors in their recent SPAC deal announcement say that Romeo was a partner with a three-year battery deal. I guess any insight you can provide on those partnerships and what future renewals may look like.

Lionel Selwood, Jr.:

Sure, Chris. I appreciate you highlighting that. Like I said, really, of the electrified space we're like the Arm Holdings or Nvidia Inside. And those partnerships that you just highlighted is core to our values. Why? Let's say a Lion Electric, right? They make anything from an ambulance to a school bus or Class 6 vehicle or Class 8 vehicle. Why is that important? It's important because at Romeo, what Lion is getting is a one-stop shop of electrification throughout all of their vehicles.

Lionel Selwood, Jr.:

And so let me be clear, let's say a school bus is running at 400 volts and you're going 70 miles a day. And let's say that Class 8 is running 700 volts, 800 volts or even a thousand volts. Well at Romeo, what we're doing is we will deliver Lion the same exact pack, change out one part without technology. And we're able to support the higher voltage vehicles. They've never before had that option. They will pigeon hole and have to, after we digress the vehicle launch, et cetera, but with us, they're able to launch multiple vehicles at the same time with virtually no downtime.

Lionel Selwood, Jr.:

And it's the same with Lightning systems. Lightning is making anywhere from a 4450 all the way up to the buses with ABC Company. Again, they have a one-stop shop, Romeo. They can scale up and scale down, add the capacity as they see fit, they have market leading energy density, which increases their range. We've demonstrated that we're charging in 30 minutes or less, large commercial battery packs. And look, and our safety and reliability is second to none. So as they deploy all of these vehicles rapidly, they have a peace of mind that there's a low probability of an incident, right? So from a safety standpoint, and then from a reliability standpoint, we bring everything in-house before it goes to our customers. So they can push it as hard as they want, quite frankly, in all of the vehicles. So that's why the picked us. Well, we are the bedrock of electrification in any and all of these vehicle segments. And that's why you see partners of ours, such as the Lion Electric and Lightning Systems partnering with us along.

Chris Katje:

Awesome. And then, so I heard you talk a little bit about the medium size vehicles there. I want to talk a little bit about the Class 8 market. So your order book is with companies that make up 68% of the market share in that industry. So how big of a key target segment is the Class 8 market for Romeo, and is Romeo expected to be the market share leader in Class 8 trucks for batteries?

Lionel Selwood, Jr.:

Sure, and great question. Look. So in the numbers that you and your team have poured over, we're actually predicting a conservative, very conservative in my view, less than 9% market share by 2025. Less than 9%. Class 8 is going to be a big, big driver for the overall industry, but we plan to take a significant share there as well. Quite frankly, our customers include Daimler, [Ken Watt 00:00:26:26] already, as well as the up and comers, Lion Electric, Lightning, Green Power, Nicola, et cetera. Even John Deere on the adjacent industry side. But what you see is right now in the middle of the market, that's penciling out already, especially when the 200 to 250 miles, we're going to be there. We're already there with the partnerships that you just announced. So we're going to take significant share there, and upmarket you'll see the same.

Lionel Selwood, Jr.:

So we're already providing Class 8 solutions which are going 360 miles plus on a single charge. What we're focused on doing is supporting our roadmap to get to 500 miles plus on a single charge. So we're protected by and have the vision and the plan via our 20-plus year technology roadmap, to continue pushing that. As soon as we get the 500-plus miles in the Class 8 arena, you'll start seeing us translate into really bigger orders even than we have today in the Class 8 arena.

Lionel Selwood, Jr.:

So bottom line, what we do Chris, is we build partnerships up and down the value chain. Our products going to any e-powertrain solution, any integrator solution, any OEM solution, and definitely is delighting the fleet managers. So we're going to be, again, that Arm Holdings or that Nvidia Inside, no matter the value chain. Okay. So either you're going to have our batteries and BMS or modules and BMS in there, or modules, BMS and packs, or even our enterprise connectivity platform up and down this electrification strategy over the next five to 10 years.

Chris Katje:

Awesome. So, I've heard you make that Arm and Nvidia reference a couple times. So I want to highlight in our chat, one of our loyal viewers Chase said it. So we've heard the phrase before, pick-and-shovel play. Here at Benzinga, we have a phrase we use, it's "the thing behind the thing". So I love Romeo here as the thing behind the thing for these electric vehicles and battery technology going forward. The last question I have for you, before we get back to Mitch and some viewer questions, is, so we've talked about several of your customers. I want to highlight a couple more, John Deere, Workhorse, BMW, Oshkosh. How important was it to have some of these key customers lined up maybe before taking the SPAC route or focusing on an IPO to get that brand awareness out there?

Lionel Selwood, Jr.:

No. Sure. So look, actually, I'm leading the company for the long term. So quite honestly, respectfully, SPAC is just a way to accelerate that vision. So our mission is to advance energy technology. Our vision is to actually end energy poverty. I think that's important because everyone at Romeo, what we're driving to do is make green energy accessible to all 8 billion people in the world. So even when we were in stealth mode, we were focused on safety, reliability, energy density, and configurability. Because we saw who. We saw that the industry was transitioning due to regulatory pushing and tailwinds, but nobody was really satisfied with the performance of the tough industries. And when we say the tough industries, again, that's really commercial vehicles and the other adjacent industries that we talked about. So it was important for us to get product out for people to stand behind our product.

Lionel Selwood, Jr.:

So if you talk to any of our partners, they hear that phrase from me a lot. The most important thing for us at Romeo is to give our customers product they can stand behind to give them comfort in continuous deployment of that product. So it was important to do that and then equally as important to continue lining up across the impressive customer order book that we have today. So my point to you is, it was great that we had them lined up already. We've been working on it for five plus years, and I think it was just an add-on with the SPAC. Chris, before you bring Mitch in, I love the thing behind the thing, but if you want more. Electrification EPF. Electrification EPF. That's what you look at Romeo Power app, because you have exposure to the entire electrification vertical, not only commercial vehicles. So Chris, I want to tell you, we're not beholden to any one customer or any one vertical. We don't do that. Again, to make green energy accessible to anyone, we're going to be leaving a chart that electrifying all of these industries. Any industry that's serious about going green is our adjustable market. That's more than a trillion dollar town.

Mitch Hoch:

Hey, well, I can't blame you for it. I'll put it down below. One of my biggest things is always the underlining asset. I learned this in school going into finance and my professor always told me, "Don't always pay attention to what everyone's looking at." The hype right now, it's all the EV vehicles, but what's behind the vehicle? How are these going to be powered? I mean, if we're going to have such demand and so many cars coming out, how are they going to be powered? And that's where you come in, Lionel, and go ahead and get that solution.

Mitch Hoch:

So, I'm really excited to see where the next year brings us in this EV. One of the things that I've been mentioning, and I mentioned it on Pre-market Prep, our morning show, is that I think EV is really this next decade, a generational play. It's not necessarily a just 2020 play and then it's going to go away. In my eyes, I think we keep going further and further into the green energy. And I think as you look, we're always going to be fighting towards going towards more green. So I think this is just the beginning and I think you would agree with that, right Lionel?

Lionel Selwood, Jr.:

Oh, definitely. Look, Mitch, this is the electrification decade. Between 2020 and 2030, you're going to see a monumental switch and elimination of all the stigmas that people talk about. And that's where we come in. Again, there's a lot of regulatory tailwinds, which is amazing. Twelve plus US states, Europe, China, and with the new administration, there's going to be more. There are the OEMs and fleet managers committing to this. Where Romeo comes in is the part that matters the most, enabling all of these people to win. Having technology that performs beyond expectation and that performs for years, better than anyone else, better than our competitors. So I agree with you and I implore your listeners, and again, shout out to Mitch and Chris, shout out to what you guys are doing. This is not a pump and dump. This is a set it and forget it. Investing in Romeo is a set it and forget it. My team and I are leading it-

PART 3 OF 4 ENDS [00:33:04]

Lionel Selwood, Jr.:

Investment enrollment is a set it and forget it. My team and I are leading this company for the next 50 years. And if you pump and dump, you're going to miss out on some great gains. You're going to miss out on a time that's huge. You're going to miss out on just a penetration rate, if you will, that's heavily understated.

Lionel Selwood, Jr.:

So you're absolutely right, Mitch. This is the electrification decade. And Romeo, we are at the forefront of it. And again, electrification, ETF, baby. I love that you put it on the screen.

Mitch Hoch:

Of course, got to support. Got to support. One of the things that we do often is definitely go to our viewers for our questions here. So I got a question here from our viewer, Steve.

Lionel Selwood, Jr.:

Sure.

Mitch Hoch:

I'm going to put it up. He said, "Can you briefly touch on the different partnerships you have and what value this will bring to your growth and success?"

Lionel Selwood, Jr.:

Sure, definitely. Okay. So briefly, so first and foremost, the BorgWarner piece, like they talked about. The partnership with BorgWarner highly, highly de-risks our high-growth business plan. Again, they are a multi-billion dollar company, well regarded, well respected automotive supplier, right? And they just know how to do big business the correct way.

Lionel Selwood, Jr.:

So I'm partnered with them in manufacturing to optimize our manufacturing system. Really getting supply chain costs out to get more competitive from a total cost standpoint. And then, like I said, really leveraging the existing partnerships to accelerate our entry, not only in North America, but throughout Europe and Asia.

Lionel Selwood, Jr.:

And the last thing I'll say about BorgWarner is they just closed the acquisition, as you know, you mentioned, Mitch, of Delphi. So imagine this. Romeo Power battery pack, battery management system, BorgWarner gearbox, motor and volts, et cetera, with Delphi power electronics. That is a mean e-powertrain combination that we can put on road together. So that's one.

Lionel Selwood, Jr.:

The second is a fleet management, the fleet manager. So I'll touch on Heritage Environmental. We talked about Heritage Environmental electrifying 500 vehicles minimum with Romeo Power technology inside. That's huge. Again, that's huge. They're telling the OEMs, let me be clear. Heritage is telling the OEMs, "Yes, we will buy your vehicles as long as Romeo Power Technology is inside."

Lionel Selwood, Jr.:

But another part of the Heritage Environmental partnership is the battery recycling piece, which I don't get to talk about a lot. So we have a net profit sharing agreement with Heritage Environmental for a game-changing battery recycling business. Heritage Environmental already has processes, proprietary processes, and have batteries recycling customers today. But we'll partner with them on doing processes that's tailored to our product. And in '21, we'll be making announcements about where our location will be, and who our launch [inaudible 00:35:44] for our battery recycling business.

Lionel Selwood, Jr.:

But Chris and Mitch, again, I'm not a high growth business. That is in-house at Romeo. So the customers or the viewers have the ability to invest in a battery recycling business. Jump into Republic services now. Republic services, like Chris said, the largest waste management companies in the world. 16,000 [inaudible 00:36:06] electrification. We're working on our Alliance partnership. And again, the vision is to deploy Romeo powered refuge vehicles, as well as addition of protocols that we are demonstrating with them.

Lionel Selwood, Jr.:

Okay? So partnerships, Heritage Environmental, Republic Services, BorgWarner, and then I have to give a shout out to all of our customers, right, all of our partners. And when we say partners, this is serious. That's why it keeps saying partners. Anywhere from the line electrics of the world lightness systems, Nikola motors, green powers, you name it, right?

Lionel Selwood, Jr.:

So what this is going to do, it allows us to accelerate the change and take away the stigma that electrification is a fad. It is not. This is here to stay. We are winning now, and we will continue to do so for decades with the impressive partnerships that we have built and will continue to build.

Mitch Hoch:

All right, all right. So I think you're definitely having an impact out there. I'm even seeing Joselin over here. It looks like she wants a job or something because here we go. How are you finding the battery talent to join? And in this emerging market, it's tough to find the talent out there with this niche. How are you finding your talent?

Lionel Selwood, Jr.:

Sure, thank you so much, Joselin. It starts with, and thank you for giving me this platform again, the mission and vision of the company, first and foremost, okay? So that mission of advancing energy technology, vision of ending energy poverty, talent, key talent, doesn't just care about money and working on a fad. Key talent wants to make a change and be in a great culture. And that's what we've built at Romeo. So that's the first and foremost.

Lionel Selwood, Jr.:

But after that, Chris alluded to this. How are we finding the talent? Because we have different competencies inside of Romeo. We have cell science engineering expertise, battery management system expertise, production expertise, et cetera, et cetera. So we have all of the pillars of the battery value chain inside of Romeo. So what we do is not only are we pulling on different levels of the battery value chain arena, but we're finding talent in these different areas, right?

Lionel Selwood, Jr.:

So you have the culture. You have the different arenas. If you're a shop, what we call respectfully as a shop rat, meaning somebody that loves to be in the manufacturing arena, and solving the tougher problems, building the machine that builds the machine, we got that for you. If you love to work with customers that say, "Hey, if my truck falls off the Appalachian mountains, how do I ensure it doesn't break?" Very facetious, but there's that for you. If you just love cell science engineering, and testing the world's best cells, and pushing the technology even in the solid state arena, we have that for you too.

Lionel Selwood, Jr.:

So mission, vision, having all of these different avenues for people that are passionate about electrification, and doing something great in the world, that's how we're finding our talent.

Mitch Hoch:

Well, you're definitely making an impact. I can tell you that. And one of the things I would say is you got some great speaking skills, man. I can see some people out there just already calling you to do some speeches.

Lionel Selwood, Jr.:

Thank you, Mitch.

Mitch Hoch:

Hey, I really appreciate you coming on. And I'm sure we'll have you back on some time soon. Lovely smile, great information, good company coming into a new technology area that I'm really interested in. So I'll definitely be watching this stock. I know Chris got a couple little more comments and then we'll get you out of here.

Lionel Selwood, Jr.:

Awesome.

Chris Katje:

Yeah, so Lionel, thanks for joining us on the show. Again for our viewers, I want to highlight that Romeo Power did announce that merger vote date of December 28th.

Lionel Selwood, Jr.:

That's right.

Chris Katje:

So congratulations on that news, Lionel. I know that's an important step into the future. So we appreciate you coming on the show, providing that deep insight into those partners, those investors. So thanks for joining us. And we look forward to following your progress.

Lionel Selwood, Jr.:

Let me say one thing again, Mitch and Chris, congratulations for everything that you're doing. And I mean that. Growing up in the Virgin Islands, I didn't have an investment background. So thank you for everything that you're doing. And I would love to be back on your show one day. You have a great day.

Chris Katje:

Thank you, that means a lot.

Mitch Hoch:

Have a great one.

Mitch Hoch:

Hey guys, I hope you guys enjoyed that and got the value that I got out of it. So definitely, like always, guys, hit the like down below. Smash, smash, smash. Let's keep going with the SPACs Attack. One of the things we're going to keep doing is bringing these CEOs and experts on for you guys. Because at the end of the day, what we need in these investments is some information. We need some knowledge. We need to know what we're going to be informed in so that we can make informed trades.

Mitch Hoch:

Like always, know your responsibility, know your risk, know your plan. And I always suggest that's the best way to go at it. Chris, anything else to leave us off with?

Chris Katje:

No, what a great show. What a great CEO interview. Again, guys, we hope that you enjoyed that. I saw some new faces in the chat. We had a decent amount of live viewers. So if you're here now, go ahead and like this video. Hit subscribe so you get alerts when we go live every day at 11:00 AM.

Chris Katje:

We have more CEO interviews lined up. We'll be bringing you great insight into these companies. So you guys can do your own investment due diligence.

Mitch Hoch:

Yeah, guys, we'll keep doing this every single day, so stick with us. Let your friends know, especially if they're into SPACs and they haven't seen this show. Let them know they're missing out, guys. This is the best SPAC show in the world, guys. So like always, guys, what we do is try to unlock these SPACs. And we'll be back tomorrow, guys, with the SPACs Unlocked.

PART 4 OF 4 ENDS [00:41:48]

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